Exhibit 99.2

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS OF AGILITI, INC.

Agiliti, Inc. (“Agiliti”) was formed in August 2018 in connection with the entry into the Agreement and Plan of Merger, dated as of August 13, 2018, which was amended and restated by the A&R Merger Agreement (as defined in the Current Report on Form 8-K to which this exhibit is attached). For the year 2018 and prior to the consummation of the Business Combination (as defined in the Current Report on Form 8-K to which this exhibit is attached), none of the officers or directors of Agiliti received any cash or equity compensation for services rendered to Agiliti.

The executive compensation discussion and analysis set forth herein reflects the executive compensation of Agiliti Holdco, Inc. (“Agiliti Holdco”) and its subsidiaries for the year ended December 31, 2018 (to the extent calculable on the date hereof). References to “we,” “our” and “us” are to Agiliti Holdco and its subsidiaries, which following the closing of the Business Combination are wholly-owned subsidiaries of Agiliti. References to “our board of directors” and “our compensation committee” are to the board of directors and compensation committee of Agiliti Holdco prior to the closing of the Business Combination.

Introduction

In this compensation discussion and analysis we discuss our compensation program, including our compensation philosophy and objectives and each component of compensation for our chief executive officer, chief financial officer, and the other individuals included in the Summary Compensation Table below (collectively, the “named executive officers”).

Compensation Philosophy and Objectives

We strive to ensure that we are able to attract and retain talented employees and reward performance. We also believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals of our Company. Accordingly, our compensation committee (and our board, in ratifying the compensation committee’s determination) evaluates both performance and compensation to ensure both that the compensation provided to key executives is fair and reasonable, and that it remains competitive relative to the compensation paid to similarly situated executives of a group of peer companies in the same or similar industries, adjusted for our size and ownership model. To these ends, our compensation committee and board of directors have determined that our executive compensation program for our named executive officers should include base salary, annual performance-based incentive and long-term equity (stock option) compensation that rewards performance as measured against established goals, and competitive health, dental and other benefits.

Overview of Agiliti Holdco’s Historical Compensation Programs and Processes

We have structured our compensation program to motivate the named executive officers to achieve the business goals set by us, and to reward them for achieving these goals. In furtherance of this, our compensation committee conducts an annual review of our total compensation program to achieve the following goals:

•                  provide fair, reasonable and competitive compensation;

•                  link compensation with our business plans;

•                  reward achievement of both company and individual performance; and

•                  attract and retain talented executives who are critical to our success.

We believe that these goals reflect the importance of pay for performance by providing our named executive officers with an opportunity to earn compensation for above average performance. The compensation for each named executive officer includes (1) a base salary that we believe is competitive with salary levels for similarly situated executives of our peer companies, adjusted for our size and ownership model, and (2) incentive compensation that is contingent upon achievement of specific corporate and individual objectives.

In 2017, the compensation committee considered certain elements of total compensation against a group of publicly traded companies in the same or related industries (the “Peer Group”). Our compensation committee reviewed the compensation, including base salary and incentive compensation, paid to executives in the Peer Group, and considered the performance evaluations in determining the appropriate base salary for each named executive officer for the year 2018. In approving the compensation for our named executive officers, our board of directors considered the recommendations of our compensation committee, our company’s performance and the need to attract, retain, and motivate our executives.

It is challenging for us to identify a group of similarly situated peer companies, because the identity of competitors varies among our three service solutions, and great variability exists in the size and scope of activities among healthcare industry businesses, including our competitors. For purposes of determining the 2018 base salary for our named executive officers, our compensation committee determined that it was appropriate to select the following companies for inclusion in the Peer Group based on the sensitivity of each Peer Group member to similar marketplace trends and industry sector:

•                  Stericycle, Inc., a company that outsources medical waste disposal services;

•                  Healthcare Services Group, Inc., a company that outsources housekeeping and dietary services to medical facilities;

•                  Cerner Corporation, a supplier of healthcare information technology solutions;

•                  HealthSouth Corporation, a provider of inpatient rehabilitative services;

•                  R1 RCM Inc., formerly known as Accretive Health, Inc., a provider of revenue cycle management services for the U.S. healthcare industry.

•                  Premier Healthcare Solutions, Inc., a national healthcare alliance delivering an integrated platform of solutions through its supply chain services and performance services segments;

•                  Team Health Holdings Inc., a provider of hospital-based clinical outsourcing in multiple departments including anesthesia, hospital medicine and emergency medicine;

•                  Surgery Partners, Inc., a leading operator of surgical facilities and ancillary services;

•                  Kinetic Concepts, Inc., a provider of negative pressure wound therapy devices; and

•                  Hill-Rom Holdings, Inc., a manufacturer and provider of medical technologies and related services for the healthcare industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.

We have not yet evaluated or examined the selection of companies to comprise the Peer Group for purposes of determining 2018 incentive compensation or 2019 compensation.

2018 Executive Compensation Components

For fiscal 2018 the principal components of compensation for our named executive officers were base salary and annual performance-based incentive compensation, each of which is addressed in greater detail below. For 2018 each named executive officer also had severance and/or change of control benefits, and was eligible to participate in our long-term savings plan and the broad-based benefit and welfare plans that are available to our employees in general. In addition, the named executive officers were eligible to receive stock option awards from Agiliti Holdco under its stock option plan.

We do not have an established formula or target for allocating between cash and non-cash compensation, or between short-term and long-term incentive compensation. Instead, our goal is to ensure that the compensation we pay is sufficient to attract and retain executive officers, and to reward them for performance that meets the goals set by our compensation committee.

Setting Executive Compensation

The compensation committee determined the total compensation for our named executive officers based on a consideration of the following factors:

•                  the scope of responsibility of each named executive officer;

•                  market data from Peer Group companies;

•                  an assessment of the positions of similarly situated executives within the Peer Group and internal comparisons to the compensation received by those executives;

•                  internal review of each named executive officer’s compensation, both individually and relative to other named executive officers;

•                  individual performance of each named executive officer, which is assessed based on factors such as fulfillment of job responsibilities, the financial and operating performance of the activities directed by each named executive officer, experience and potential;

•                  the total compensation paid to each named executive officer in past years (including long-term equity (stock option) compensation awarded by Agiliti Holdco under its stock option plan); and

•                  performance evaluations for each named executive officer.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered. Salary levels are typically considered in March of each year as part of our performance review process and upon a promotion or other change in job responsibility. Merit-based increases to salaries of the named executive officers are based on the compensation committee’s assessment of the individual’s performance.

Base salary ranges are determined for each named executive officer based on his or her position and responsibility and utilizing our compensation committee’s knowledge and expertise regarding the market, with reference to market data regarding Peer Group compensation compiled from public sources, compensation consultants and independent analysts. Base salary ranges are designed so that salary opportunities for a given position will be targeted at the midpoint of the base salary established for each range.

Our goals and objectives for the overall senior management team include:

•                  setting the appropriate tone at the top framework for ethics, policies and business practices across the Company;

•                  driving growth of revenue and EBITDA;

•                  being present in the field across our diverse geographical footprint with our localized employee base driving culture and best practices; and

•                  supporting the roll out of our products to customers by helping to communicate the key customer benefits of reducing cost, improving efficiency and improving patient outcomes.

Each of the named executive officers is expected to participate in the above activities, with particular emphasis on their areas of expertise. Thus, Mr. Leonard has emphasis in setting the strategy and direction for us; Mr. Pekarek has emphasis areas in controls, reporting, budgeting and capital attraction; Mr. Ketzel has the emphasis areas of growth and revenue, operational excellence and customer service; Ms. Bird has the emphasis areas of market development, growth and research; and Mr. Creviston has the emphasis areas of development and retention of talent and design and administration of compensation programs.

Finding that the named executive officers achieved the objectives discussed above, on March 6, 2018, the compensation committee determined to increase the base salaries of Mr. Leonard from $666,250 to $685,000, Mr. Pekarek from $435,625 to $450,000, Mr. Ketzel from $446,516 to $475,000, Mr. Creviston from $307,500 to $315,188 and Ms. Bird from $307,500 to $330,000. These increases reflected the increasing complexity of our business and the increased responsibilities these executives took on to meet growth objectives. These include increased strategic partnership activity, product development, expanded geographic markets and design and delivery of more complex customer-focused service solutions.

On January 4, 2019, the board of directors of Agiliti approved an increase in Mr. Leonard’s annual salary from $685,000 to $750,000 effective upon consummation of the Business Combination.

Annual Performance-Based Incentive Compensation

The annual performance-based incentive compensation component is offered through the Executive Incentive Program (the “EIP”), an annual cash incentive program that provides our executive officers with an opportunity to earn annual incentive awards based on our financial performance. Under the EIP, our named executive officers can earn incentive awards that are based on a percentage of base salary, with the percentage for each officer (other than Mr. Leonard, whose percentage was specified in his employment agreement with us) set at a level the compensation committee has determined is consistent with his level of accountability and impact on our operations. In setting this percentage of base salary, the compensation committee also considers the incentive compensation paid to executives in the Peer Group. The percentage of base salary for our named executive officers (other than the chief executive officer) varies from 65% to 75% of base salary. The target award under the EIP for Mr. Leonard, our chief executive officer, was 100% of base salary, as specified in his employment agreement. The 2018 EIP targets for each of our named executive officers were as follows:

Senior Manager	2018 Executive Incentive Plan Target as a Percent of 2018 Base Salary
Thomas J. Leonard	100%
James B. Pekarek	70%
Kevin E. Ketzel	75%
Robert L. Creviston	65%
Bettyann Bird	70%

The corporate financial performance objectives under the EIP relate to capital expenditures and Adjusted EBITDA, defined as earnings attributable to us before interest expense, income taxes, depreciation and amortization and excludes non-cash share-based compensation expense, management, board and other nonrecurring gain, expenses or loss. For fiscal 2018, the compensation committee established the capital expenditures target at $50 million and the Adjusted EBITDA target at $146 million. Adjusted EBITDA is used internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Because EBITDA is not a measure of GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management’s discretionary use. Adjusted EBITDA is included because certain compensation plans are based upon this measure.

The threshold levels for achievement of the corporate financial objective, and the formula for payment of awards under the EIP, are determined by the compensation committee. In March 2019, the threshold levels for achievement of the corporate financial objectives for 2018 EIP awards will be determined by the compensation committee of Agiliti and will be paid to our named executive officers thereafter. Our named executive officers’ eligibility to earn an incentive award is based on our achievement of those corporate financial objectives for the current year, calculated by comparing actual and target capital expenditures and Adjusted EBITDA for that fiscal year.

Severance and/or Change of Control Benefits

We have adopted an Executive Severance Pay Plan that provides for severance benefits for certain of our senior executive officers, including Mr. Ketzel, Mr. Creviston, and Ms. Bird, who are named executive officers. In addition, we have entered into employment agreements with Mr. Leonard, our chief executive officer, and Mr. Pekarek, our chief financial officer. These employment agreements provide for severance and/or change of control benefits for Mr. Leonard and Mr. Pekarek. Severance and/or change in control benefits serve several purposes and are designed to:

•                  aid in the attraction and retention of the executives as a competitive practice;

•                  keep the executives focused on running the business, impartial and objective when confronted with transactions that could result in a change of control; and

•                  encourage our executives to act in the best interest of our stockholder in evaluating transactions.

For a detailed discussion of the foregoing, please refer to the caption “Potential Payments Upon Termination or Change in Control” below.

Long-Term Savings Plan and Other Benefits

We adopted a Long-Term Savings Plan, which is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute to the plan the lesser of up to 60% of their annual salary or the limit prescribed by the IRS on a pre-tax basis. We will match 50% of up to 6% of base pay that is contributed to the Long-Term Savings Plan, subject to the limits prescribed by the IRS, excluding any catch-up contributions. Matching contributions and any earnings on the matching contributions are vested in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 1	—
1	33%
2	66%
3	100%

Long-Term Equity Incentive (Stock Option) Compensation

The 2007 Stock Option Plan of Agiliti Holdco (“2007 Stock Option Plan”) provides for the award of stock options to our named executive officers and was designed to:

•                  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•                  provide an opportunity for increased equity ownership of Agiliti Holdco by executives; and

•                  maintain competitive levels of total compensation.

Stock option award levels vary among participants based on their positions with us. Consistent with past practice, broad-based stock option awards were granted in June of 2007, following a change of control of Agiliti Holdco. Thereafter, options were generally expected to be granted periodically throughout the year and were granted to individuals who were newly hired or who were promoted or who increased their job responsibilities. None of the executive officers received grants of options under the 2007 Stock Option Plan in 2018. Following the Business Combination, stock options outstanding under the 2007 Stock Option Plan have a weighted average exercise price of $2.13 per share. The ultimate value of an award will depend on Agiliti’s stock price.

Effective November 4, 2014, the compensation committee recommended, and the board of directors of Agiliti Holdco (the “Agiliti Holdco board of directors”) approved, an amendment (the “Amendment”) to the 2007 Stock Option Plan to remove the 2007 Stock Option Plan’s mandatory ten year limit on the duration of stock options. In addition, the compensation committee recommended, and the Agiliti Holdco board of directors approved, unilateral amendments to certain outstanding stock option agreements. These amendments extended the expiration date of such options to November 4, 2024 and reset the option exercise price at $0.71 per share, which was the fair market value of Agiliti Holdco’s common stock on the amendment date as determined by a third party valuation obtained by the Agiliti Holdco board of directors. The original options were granted from June 18, 2007 to May 21, 2013 with exercise prices ranging from $1.00 to $1.83. The Amendment to the 2007 Stock Option Plan and the amendments to the individual options did not change the number of options granted, the vesting commencement date, the vesting schedules or any continued service requirements.

On May 9, 2018, Agiliti Holdco adopted the 2018 Executive Management Stock Option Plan (the “2018 Stock Option Plan”). The 2018 Stock Option Plan contemplated the grant of non-qualified stock options. The maximum number of shares for which options could be granted was 2,500,000 under the 2018 Stock Option Plan. In the second quarter of 2018, 2,499,000 shares of Agiliti Holdco common stock were issued to certain Agiliti’s executives, including named executive officers other than the chief executive officer pursuant to the 2018 Stock Option Plan.

Prior to the Business Combination, options granted pursuant to the 2018 Stock Option Plan had an exercise price of $0.71 per share and could only be exercised upon a change of control (as defined in the 2018 Stock Option Plan) and only if such change of control occurred no later than March 15th of the calendar year following the calendar year in which the signing of a binding agreement for Agiliti to undergo a change of control occurs. No expense has been recorded for this plan in 2018. Additionally, all awards of options granted pursuant to the 2018 Stock Option Plan provide for a claw back in the event an award recipient voluntarily terminates his or her employment with Agiliti without Good Reason or has his or her employment terminated by Agiliti for Cause (as such terms are defined in Agiliti’s Executive Severance Pay Plan) within one year following a change in control of Agiliti Holdco.

The 2007 Stock Option Plan and the 2018 Executive Management Stock Option Plan were assumed by Agiliti at the closing of the Business Combination.

Other Benefits

Our named executive officers are eligible to participate in the same broad-based benefit and welfare plans that are made available to our employees in general.

Pay Ratio

The ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than the Chief Executive Officer) for 2018 is not calculable as of the date hereof because the amount of non-equity incentive compensation payable to our Chief Executive Officer for 2018 is not calculable at this time. The annual total compensation of our Chief Executive Officer for 2018 is expected to be determined in March 2019.

Tax and Accounting Implications

Deductibility of Executive Compensation

The compensation committee reviews and considers our deductibility of executive compensation. We believe that compensation paid under our EIP is generally deductible for federal income tax purposes. Section 280G of the IRS Code provides that we may not deduct compensation paid in connection with a change of control that is treated as an excess parachute payment. In certain circumstances, the compensation committee may elect to approve compensation that is not fully deductible to ensure competitive levels of compensation for our executive officers. The Tax Cuts and Jobs Act limited our deductibility to $1 million for named executive officers beginning after January 1, 2018.

Accounting for Share-Based Compensation

Beginning January 1, 2006, we began accounting for our share-based compensation, namely, stock options issued under the 2007 Stock Option Plan, as required by ASC Topic 718, “Compensation—Stock Compensation.”

While Agiliti Holdco established the 2007 Stock Option Plan, compensation expense related to service provided by Agiliti’s employees, including the named executive officers, is recognized in Agiliti’s Statements of Operations.

Executive Compensation

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis.

Summary Compensation Table

The table below sets forth the compensation awarded to, earned by or paid to the named executive officers for our 2018, 2017, and 2016 fiscal years as further described in the footnotes below.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas J. Leonard	2018	$679,952	$—	$—		$8,100
Chief Executive Officer	2017	$661,875	$—	$—	$697,616	$9,000	$1,368,491
and Director	2016	$650,000	$(190,700)	$—	$699,400	$9,000	$1,167,700
James B. Pekarek	2018	$446,130	$—	$—		$9,180
Executive Vice President	2017	$432,765	$—	$—	$350,000	$9,555	$792,320
and Chief Financial Officer	2016	$417,361	$167,150	$—	$330,000	$9,067	$923,578
Kevin E. Ketzel	2018	$467,331	$—	$—		$8,100
President	2017	$443,584	$—	$—	$400,000	$8,872	$852,456
	2016	$432,765	$167,150	$—	$360,000	$6,492	$966,407
Robert L. Creviston	2018	$313,118	$—	$—		$5,427
Chief Human Resources	2017	$305,481	$—	$—	$209,285	$4,079	$518,845
Officer	2016	$295,505	$117,005	$—	$210,000	$7,297	$629,807
Bettyann Bird	2018	$323,942	$—	$—		$8,100
Senior Vice President,	2017	$305,481	$—	$—	$250,000	$1,349	$556,830
Marketing	2016	$288,462	$534,880	$—	$225,000	$1,385	$1,049,727

(1)                                 The amounts in the “Option Awards” column reflect that Mr. Pekarek, Mr. Ketzel, Mr. Creviston and Ms. Bird received grants of options in the year ended December 31, 2016. No option awards under the 2007 Stock Option Plan were granted in 2017 and 2018 to our named executive officers. On March 14, 2016, Mr. Leonard entered into an amended Stock Option Agreement with Agiliti Holdco, amending the amount of his stock option award from 15,000,000 options to 14,000,0000. Mr. Leonard agreed to relinquish 1,000,000 options in order to return them to the stock option pool to be awarded to members of management. The amounts in the “Option Awards” column reflect the grant date fair value or incremental fair value, determined in accordance with ASC Topic 718, of awards granted pursuant to the 2007 Stock Option Plan. Assumptions used in the calculation of these amounts are included in Item 15, Note 11, Share-Based Compensation to our audited consolidated financial statements for the fiscal year ended December 31, 2017 included our Annual Report on Form 10-K for such year. See the table below “2018 Grants of Plan-Based Awards” for information relating to the number of options granted in 2018 under the 2018 Stock Option Plan. Following the closing of the Business Combination, pursuant to the A&R Merger Agreement, a percentage of outstanding options were assumed by Agiliti and are now options to purchase shares of Agiliti common stock.

(2)                                 The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards to the named executive officers under the EIP, which is discussed in detail under the caption “Annual

Performance—Based Incentive Compensation.” The amounts payable for 2018 are not calculable as of the date hereof and are expected to be determined in March 2019.

(3)                                 The amounts in the “All Other Compensation” column reflect our contributions for all of the named executive officers to the Long-Term Savings Plan, discussed in detail under the caption “Long-Term Savings Plan and Other Benefits” and credit to the healthcare premium.

2018 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#)(3)	Awards ($/sh)(4)	Awards ($)(2)
Thomas J. Leonard	2018	$0	$680,000	$1,360,000	—	$—	$—
James B. Pekarek	2018	$0	$312,300	$624,000	600,000	$0.71	$—
Kevin E. Ketzel	2018	$0	$350,500	$701,000	600,000	$0.71	$—
Robert L. Creviston	2018	$0	$203,500	$407,000	233,000	$0.71	$—
Bettyann Bird	2018	$0	$226,800	$453,600	600,000	$0.71	$—

(1)                                 The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflect the threshold, target and maximum payment levels, respectively, under our EIP. These amounts are based on the named executive officer’s base salary and position for the year ending and as of December 31, 2018. The 2018 EIP payout is not calculable as of the date hereof and are expected to be determined in March 2019.

(2)                                 The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value, determined in accordance with ASC Topic 718, of awards pursuant to the 2018 Stock Option Plan. Because options granted under the 2018 Stock Option Plan could only be exercised upon a change of control (as defined in the 2018 Stock Option Plan), no expense was recorded for this plan in 2018.

(3)                                 Stock options were granted to the named executive officers during 2018 under the 2018 Stock Option Plan. Following the closing of the Business Combination, pursuant to the A&R Merger Agreement, a percentage of these options were assumed by Agiliti and are now options to purchase shares of Agiliti common stock.

(4)                                 Following the closing of the Business Combination, pursuant to the A&R Merger Agreement, outstanding options have a weighted exercise price of $2.13 per share.

Outstanding Equity Awards at December 31, 2018

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Securities Underlying Restricted Stock Unit
Thomas J. Leonard	5/8/2015	8,999,998	5,000,002	$0.71	11/4/2024	4/13/2015	7,042,254
James B. Pekarek	5/10/2018	—	600,000	$0.71	(3)	—	—
James B. Pekarek	3/9/2016	250,000	250,000	$1.02	11/4/2024	—	—
James B. Pekarek	5/21/2013	2,750,000	—	$0.71	11/4/2024	—	—
Kevin E. Ketzel	5/10/2018	—	600,000	$0.71	(3)	—	—
Kevin E. Ketzel	3/9/2016	250,000	250,000	$1.02	11/4/2024	—	—
Kevin E. Ketzel	8/5/2015	1,833,315	916,685	$0.71	11/4/2024	—	—
Robert L. Creviston	5/10/2018	—	233,000	$0.71	(3)	—	—
Robert L. Creviston	3/9/2016	175,000	175,000	$1.02	11/4/2024	—	—
Robert L. Creviston	5/21/2013	1,250,000	—	$0.71	11/4/2024	—	—
Bettyann Bird	5/10/2018	—	600,000	$0.71	(3)	—	—
Bettyann Bird	3/9/2016	800,000	800,000	$1.02	11/4/2024	—	—

(1)                                 Option awards granted under Agiliti Holdco’s 2007 Stock Option Plan are discussed in detail under the caption “Long-Term Equity Incentive (Stock Option) Compensation”. As of December 31, 2018, options granted under the 2007 Stock Option Plan for our named executive officers vested over a six-year period of service with one-sixth vesting on December 31 of each year of the six-year period, with such unvested options included in the “Number of Securities Underlying Unexercised Options Unexercisable” column, except for options to Mr. Leonard vest over a five-year period with one-fifth vesting on April 13 of each year over the five-year period. Following the Business Combination, outstanding stock options are fully-vested.

(2)                                 In connection with the hiring of Mr. Leonard as our Chief Executive Officer in 2015, he was granted a Restricted Stock Unit Award in the amount of 7,042,254 restricted stock units of Agiliti Holdco which vested 25% on each of April 13, 2016, April 13, 2017, April 13, 2018, and April 13, 2019, provided that Mr. Leonard is employed by Agiliti on the relevant vesting date. Each restricted stock unit represented one share of common stock of Agiliti Holdco.

(3)                                 Options awards granted under Agiliti Holdco’s 2018 Stock Option Plan are discussed in detail under the caption “Long-Term Equity Incentive (Stock Option) Compensation”. Options granted under the 2018 Stock Option Plan for our named executive officers could only be exercised upon a change of control (as defined in the 2018 Stock Option Plan). Following the Business Combination, outstanding options are fully-vested.

Potential Payments Upon Termination or Change in Control

Potential Payments Under Employment Agreements

Agiliti expects that its compensation committee will approve amended and restated employment agreements for Mr. Leonard, Mr. Pekarek and Mr. Ketzel in March 2019.

Thomas J. Leonard—Employment Agreement

The following termination and change of control payments are payable under Mr. Leonard’s employment agreement, contingent upon Mr. Leonard or his representative executing and delivering a release of all claims against us and all present and former directors, officers, agents, representatives, executives, successors and assignees of us and its direct or indirect owners within 60 days of the date of termination, provided there has not been any revocation thereof by Mr. Leonard or his representative.

Payments Made Upon Death or Disability

In the event of death or disability, Mr. Leonard or his legal representative will receive, on the 10th day following termination, the following:

•                  100% of his base salary in effect immediately prior to executive’s termination;

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any; and

•                  reimbursement for expenses.

Additionally, Mr. Leonard will receive accrued vested benefits through any of our benefit plans, programs or arrangements at the times specified therein. “Disability” means the named executive officer becomes physically or mentally disabled, whether totally or partially, either permanently or so that the named executive officer is unable substantially and competently to perform his duties for 180 days during any 12-month period during the term of his employment agreement. Mr. Leonard will also receive a lump sum payment of $11,350, which is equivalent to the amount of the portion of Mr. Leonard’s COBRA premiums as we paid during Mr. Leonard’s employment.

Payments Made Upon Termination Without Cause or Resignation For Good Reason

If we terminate Mr. Leonard’s employment without Cause or he resigns for Good Reason, Mr. Leonard will receive, in substantially equal installments in accordance with our regular payroll practices, payments consisting of the following:

•                  100% of his current base salary;

•                  100% of his target bonus opportunity for the year of termination; and

•                  reimbursement for expenses.

We also will pay Mr. Leonard his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Leonard will receive accrued vested benefits through any of our benefit plans, programs or arrangements at the times specified therein and Company-paid COBRA continuation coverage for up to 18 months post-termination. Mr. Leonard will also receive a lump sum payment of $11,350, which is equivalent to the amount of the portion of Mr. Leonard’s COBRA premiums as we paid during Mr. Leonard’s employment.

“Cause” means:

•                  the commission by Mr. Leonard of, or the indictment for (or pleading guilty or nolo contender to) a felony or crime involving moral turpitude;

•                  Mr. Leonard’s repeated failure or refusal to faithfully and diligently perform the usual and customary duties of his employment or to act in accordance with any lawful direction or order of the board of directors, which failure or refusal is not cured within 30 days after written notice thereof;

•                  Mr. Leonard’s material breach of fiduciary duty;

•                  Mr. Leonard’s theft, fraud, or dishonesty with regard to us or any of its affiliates or in connection with his duties;

•                  Mr. Leonard’s material violation of our code of conduct or similar written policies;

•                  Mr. Leonard’s willful misconduct unrelated to us or any of its affiliates having, or likely to have, a material negative impact on us or any of its affiliates (economically or its reputation);

•                  an act of gross negligence or willful misconduct by Mr. Leonard that relates to the affairs of us or any of its affiliates; or

•                  material breach by Mr. Leonard of any of the provisions of his employment agreement.

Mr. Leonard will have “Good Reason” for termination if, other than for Cause, any of the following has occurred:

•                  we have materially diminished Mr. Leonard’s responsibilities, authorities or duties (provided that in the event of Mr. Leonard’s disability, our appointment of an interim Chief Executive Officer shall not constitute a diminution of Mr. Leonard’s responsibilities, authorities or duties);

•                  we have reduced Mr. Leonard’s base salary or EIP target percentage, other than in connection with an across-the-board reduction of base salary or EIP target percentage applicable to substantially all of our senior executives; or

•                  we have relocated Mr. Leonard’s place of employment by more than 50 miles.

Payments Made Upon Termination for Cause or Resignation Without Good Reason

If we terminated Mr. Leonard’s employment under his employment agreement for Cause or he resigns without Good Reason, all of Mr. Leonard’s rights to payments, other than payment for services already rendered, including any unearned annual bonus and any other benefits otherwise due, cease upon the date of termination.

Payments Made Upon a Change of Control

Mr. Leonard is not entitled to any cash payments based solely on a change of control.

The following table shows payments that would have been payable as of December 31, 2018 upon a termination under Mr. Leonard’s employment agreement.

Thomas J. Leonard Chief Executive Officer and Director

Executive Benefits and Payments Upon Separation	Death or Disability on 12/31/2018	For Good Reason or Without Cause Termination on 12/31/2018	Change of Control Related Termination on 12/31/2018
Compensation:
Non-Equity Incentive Plan	$685,000	$685,000	$—
Stock Options	—	—	953,500
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	—
Severance Payments	685,000	685,000	—
Total	$1,381,350	$1,381,350	$953,500

(1)                                 The above table excludes the intrinsic value of vested stock options.

James B. Pekarek—Employment Arrangement

On November 2, 2016, Agiliti amended its employment agreement, previously entered into on April 11, 2013, with Mr. Pekarek. The terms of Mr. Pekarek’s amended employment agreement, as they relate to the possible payment upon his termination, are summarized below. The amounts shown below assume that termination of employment was effective as of December 31, 2018, include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts paid can only be determined at the time of each named executive officer’s separation from us.

The following termination and change of control payments are payable under Mr. Pekarek’s employment arrangement, contingent upon Mr. Pekarek or his representative executing and delivering a release of all claims against us and all present and former directors, officers, agents, representatives, executives, successors and assignees of us and its direct or indirect owners within 45 days of the date of termination, provided 15 days have elapsed since such execution without any revocation thereof by Mr. Pekarek or his representative.

Payments Made Upon Death or Disability

In the event of death or disability, Mr. Pekarek or his legal representative will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  100% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

Additionally, Mr. Pekarek will receive accrued vested benefits through any of our benefit plans, programs or arrangements at the times specified therein. “Disability” means the named executive officer becomes physically or mentally disabled, whether totally or partially, either permanently or so that the named executive officer is unable substantially and competently to perform his duties for 180 days during any 12-month period during the term of his employment agreement.

Payments Made Upon Termination Without Cause or Resignation For Good Reason

If we terminate Mr. Pekarek’s employment without Cause or he resigns for Good Reason, Mr. Pekarek will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  175% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

We also will pay Mr. Pekarek his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Pekarek will receive accrued vested benefits through any of our benefit plans, programs or arrangements at the times specified therein.

“Cause” means:

•                  the commission by the named executive officer of a felony for which he is convicted; or

•                  the material breach by the named executive officer of his agreements or obligations under his employment agreement described in a written notice to the named executive officer that is not capable of being cured or has not been cured within 30 days after receipt.

Mr. Pekarek will have “Good Reason” for termination if, other than for Cause, any of the following has occurred:

•                  Mr. Pekarek’s base salary or EIP target percentage has been reduced, other than in connection with an across-the-board reduction, not to exceed 5% of the then current base salary, of approximately the same percentage in executive compensation to executive employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us;

•                  our board of directors establishes an unachievable and commercially unreasonable adjusted EBITDA target that we must achieve for the named executive officer to receive an EIP under his employment agreement and Mr. Pekarek provides written notice of his objection to the board of directors within ten business days;

•                  we have reduced or reassigned a material portion of Mr. Pekarek’s duties, have diminished his title, have required Mr. Pekarek to relocate outside the greater Minneapolis, Minnesota area, have relocated our corporate headquarters outside the greater Minneapolis area or have removed or relocated outside the greater Minneapolis area a material number of our employees or senior management, in each case without Mr. Pekarek’s written consent; or

•                  we have breached, in any material respect, the employment agreement of Mr. Pekarek.

Payments Made Upon Termination for Cause or Resignation Without Good Reason

If we terminated Mr. Pekarek’s employment under his employment arrangement for Cause or he resigns without Good Reason, all of Mr. Pekarek’s rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

Payments Made Upon a Change of Control

If we terminate Mr. Pekarek’s employment without Cause or Mr. Pekarek resigns for Good Reason at any time within six months before, or 24 months following, a change of control and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, Mr. Pekarek is entitled to receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  262.5% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

We also will pay Mr. Pekarek his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Pekarek will receive accrued vested benefits through any of our benefit plans, programs or arrangements at the times specified therein.

However, if Mr. Pekarek’s employment terminates within six months prior to a Change in Control due to termination by us without Cause or due to termination for Good Reason, then Mr. Pekarek will receive payments in accordance with the provisions noted under the heading “Payments Made Upon Termination Without Cause or Resignation For Good Reason,” and within 30 days following the Change in Control, Mr. Pekarek will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

“Change of control” means (i) when any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) (other than Agiliti or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of Agiliti or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholder or stockholders, as the use may be, of Agiliti, in substantially the same proportions as their ownership of stock of Agiliti), acquires, in a single transaction or a series of transactions (whether by merger, consolidation, reorganization or otherwise), (A) “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of Agiliti (or, prior to a public offering, more than 50% of Agiliti’s outstanding shares of common stock), or (B) substantially all or all of the assets of Agiliti and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of Agiliti with a “person” (as defined above) if, following such transaction, the holders of a majority of Agiliti’s outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with Agiliti if, at the time of a change of control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

The following table shows the payments that would have been payable as of December 31, 2018 upon a termination or change of control of us under Mr. Pekarek’s employment arrangement.

James B. Pekarek Executive Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Separation(1)	Death or Disability on 12/31/2018	For Good Reason or Without Cause Termination on 12/31/2018	Change of Control Related Termination on 12/31/2018
Compensation:
Non-Equity Incentive Plan	$315,000	$315,000	$315,000
Stock Options	—	—	83,575
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	11,350
Severance Payments	450,000	787,500	1,181,300
Total	$776,350	$1,135,850	$1,591,225

(1)                                 The above table excludes the intrinsic value of vested stock options.

Potential Payments Under Our Executive Severance Pay Plan

On November 2, 2016, Agiliti made changes to its Executive Severance Pay Plan, previously adopted on June 1, 2007 which the compensation committee amended on December 31, 2008 to comply with Section 409A of the Code. The amended Executive Severance Pay Plan provides benefits that are economically equivalent to the benefits the covered senior executives were entitled to under the June 1, 2007 plan, with the timing of payment and certain other provisions modified to comply with Section 409A. Additionally, references to the controller were removed.

In March 2015, the Executive Severance Pay Plan was amended to change the definition of a covered “executive” to cover any employee possessing a title of Vice President or above, or any employee who is designated in writing as covered by the Executive Severance Pay Plan by our chief executive officer; to specify that the first six months of severance pay will be made regardless of other employment while the next six months will be reduced by the value of compensation the employee receives from any alternate employment; and to provide that we will pay the employer’s portion of any COBRA premiums rather than an upfront lump sum payment of COBRA premium equivalents.

In November 2016, the Executive Severance Pay Plan was amended to include changes to the severance benefits to which such persons are entitled upon an “Involuntary Termination” (as defined in the Amended Executive Severance Pay Plan) from us relating to the amount and timing of the bonus, the payments required to be made by us to such executive relating to the continued cost of healthcare insurance coverage under COBRA, and the amounts that would be payable to the executive if the executive’s “Involuntary Termination” were to occur during the “Change of Control Period” (as defined in the Amended Executive Severance Pay Plan). This disclosure is qualified in its entirety by reference to the Amended Executive Severance Pay Plan.

Executives covered by the Executive Severance Pay Plan include the following named executive officers: Mr. Ketzel, Mr. Creviston and Ms. Bird. The terms of the Executive Severance Pay Plan, as they related to the possible payments upon the terminations of the aforementioned named executive officers, are summarized below. The amounts shown assume that termination was effective as of December 31, 2018, include amounts earned through that date and are estimates of the amounts which would be paid out to the named executive officer upon his termination. The actual amounts paid can only be determined at the time of the named executive officer’s separation from us.

In connection with the Business Combination, Agiliti assumed the Executive Severance Pay Plan.

Payments Made upon Death or Disability

In the event of termination of employment for Death or Disability of a named executive officer, and the named executive officer or designee signs a General Release within 45 days of the date of termination, the named executive officer or designee will receive his or her:

•                  current salary on a bi-weekly payment schedule for the 12-month period following termination (“Severance Period”);

•                  lump payment of $11,350 for COBRA benefits; and

•                  pro-rated bonus within 61 days following the effectiveness of the General Release.

The first payments will be made as soon as practicable following the effectiveness of the General Release and will include any such payment(s) that would otherwise have been made prior to the time the General Release was effective. “General Release” means a written release of all claims against us and our affiliates in the form presented by us, which includes confidentiality, non-competition, non-solicitation and no-hire provisions.

Payments Made Upon a Change in Control

In the event of termination of employment due to a Change in Control, and the named executive officer or designee signs a General Release within 45 days of the date of termination, the named executive officer will receive his or her:

•                  current salary on a bi-weekly payment schedule for the 12-month period following termination (“Severance Period”);

•                  lump payment of $11,350 for COBRA benefits; and

•                  100% of target bonus within 61 days following the effectiveness of the General Release.

Mr. Ketzel as President will receive an additional amount equal to 100% of target bonus for the then-current fiscal year.

“Change of control” means any event as a result of which Irving Place Capital and its affiliates collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of or any sale or transfer of all or substantially all of our assets.

Notwithstanding the foregoing, a change of control will not include the sale or transfer of all or substantially all of our assets to a private equity firm, or a company owned or controlled by a private equity firm.

Payments Made Upon Termination for Cause, Resignation Except for Good Reason

In the event of termination of employment for Cause, voluntary resignation except for Good Reason, no severance benefits are payable.

“Cause” means:

•                  the executive’s continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially the executive’s duties (the “duties”) as determined by the executive’s immediate supervisor, or the chief executive officer, or a senior vice president of Agiliti (other than as a result of a disability);

•                  dishonesty or fraud in the performance of the executive’s duties or a material breach of the executive’s duty of loyalty to Agiliti or its subsidiaries;

•                  conviction or confession of an act or acts on the executive’s part constituting a felony under the laws of the United States or any state thereof or any misdemeanor which materially impairs such executive’s ability to perform the duties;

•                  any willful act or omission on the executive’s part which is materially injurious to the financial condition or business reputation of Agiliti or any of its subsidiaries; or

•                  any breach by the executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to the executive.

“Change of control” means any event as a result of which Irving Place Capital and its affiliates collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of or any sale or transfer of all or substantially all of the assets of Agiliti.

Notwithstanding the foregoing, a change of control will not include the sale or transfer of all or substantially all of the assets of Agiliti to a private equity firm, or a company owned or controlled by a private equity firm.

“Good Reason” means that, other than for Cause, any of the events set forth in paragraphs (i)-(iii) below has occurred; within 30 days of such event, the named executive notifies Agiliti in writing of such event, and Agiliti fails to cure the event within 60 days of receiving such notice; and the named executive terminates employment no later than 90 days after providing such notice:

•                  We have demoted Executive, as evidenced by a material reduction or reassignment of Executive duties (per Executive job description), provided, however, that any change in Executive’s position constituting a lateral move or promotion will not be deemed to give rise to Good Reason unless Executive is required to relocate pursuant to section (iii) below;

•                  the executive’s base salary has been materially reduced other than in connection with an across-the-board reduction of approximately the same percentage in executive compensation to employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us; or

•                  we have required the executive to relocate in excess of 50 miles from the location where the executive is currently employed.

Payments Made Upon Termination Without Cause or Resignation for Good Reason

If we terminate the named executive officer’s employment without Cause (other than death or disability) or the named executive officer resigns for Good Reason and the named executive officer signs a General Release within 45 days of the date of termination, the named executive officer will receive his or her then current salary on a bi-weekly payment schedule for the 12-month period following termination (“Severance Period”), provided the time period allowed by us for rescission of the General Release has elapsed. The first payments will be made as soon as practicable following the effectiveness of the General Release and will include any such payment(s) that would otherwise have been made prior to the time the General Release was effective. “General Release” means a written release of all claims against us and our affiliates in the form presented by us, which includes confidentiality, non-competition, non-solicitation and no-hire provisions.

A failure to execute a General Release within 45 days of the named executive officer’s date of termination or a subsequent rescission of such General Release within the time allowed will result in the loss of any rights to receive payments or benefits under the Executive Severance Pay Plan.

The named executive officer will also receive a pro rata payment under our EIP, based on days employed, for the then current calendar year in which the termination occurs, payable within 61 days of termination. The named executive officer will receive a lump payment of $11,350 for COBRA benefits.

The following tables show the payments that would have been payable as of December 31, 2018 to each of the named executive officers covered by our Executive Severance Pay Plan upon a termination or change of control.

Kevin E. Ketzel President

Executive Benefits and Payments Upon Separation(1)	Death or Disability on 12/31/2018	For Good Reason or Without Cause Termination on 12/31/2018	Change of Control Related Termination on 12/31/2018
Compensation:
Non-Equity Incentive Plan	$356,250	$356,250	$712,500
Stock Options	—	—	283,592
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	11,350
Severance Payments	475,000	475,000	475,000
Total	$842,600	$842,600	$1,482,442

Robert L. Creviston Chief Human Resources Officer

Executive Benefits and Payments Upon Separation(1)	Death or Disability on 12/31/2018	For Good Reason or Without Cause Termination on 12/31/2018	Change of Control Related Termination on 12/31/2018
Compensation:
Non-Equity Incentive Plan	$204,872	$204,872	$204,872
Stock Options	—	—	58,503
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	11,350
Severance Payments	315,200	315,200	315,200
Total	$531,422	$531,422	$589,925

Bettyann Bird Senior Vice President, Marketing

Executive Benefits and Payments Upon Separation(1)	Death or Disability on 12/31/2018	For Good Reason or Without Cause Termination on 12/31/2018	Change of Control Related Termination on 12/31/2018
Compensation:
Non-Equity Incentive Plan	$231,000	$231,000	$231,000
Stock Options	—	—	267,440
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	11,350
Severance Payments	330,000	330,000	330,000
Total	$572,350	$572,350	$839,790

(1)                                 The above tables exclude the intrinsic value of vested stock options.

Director Compensation

Agiliti has not yet determined director compensation following the Business Combination.

Through December 31, 2018, we paid each of our independent directors cash compensation of $50,000 per year for their service as independent directors ($70,000 for the chair). Members of our audit committee who were independent also received an annual fee of $5,000 ($10,000 for the chair), and members of our compensation committee who our board determined were independent received an annual fee of $5,000. Directors who were not independent do not receive compensation for services on the board of directors.

Independent directors were eligible to receive grants of stock options under the 2007 Stock Option Plan, subject to the approval of Agiliti Holdco’s board of directors. In addition, we reimbursed our independent directors for all out-of-pocket expenses incurred in connection with their activities as members of the board, provided that they are expected to follow travel and expense guidelines established for all of our officers and directors.

2018 Cash Compensation

In 2018, each of our independent directors for 2018 (Mr. Workman, Mr. Schochet, Mr. Crane, Mr. Feiner and Mr. Grotting) received cash compensation of $50,000] for his service as an independent director. Mr. Workman, who also served as chairman of the board and chairman of the audit committee, received $20,000 annual cash compensation for his service as chairman of the board and $10,000 annual cash compensation for his service as chair of the audit committee. In addition, annual fees based on committee memberships were paid as described below.

•                  Mr. Workman received cash compensation of $20,000 for his service as chairman of our board and $10,000 as chairman of the audit committee. Mr. Workman received aggregate cash compensation of $80,000 during 2018.

•                  Mr. Schochet received cash compensation of $5,000 for his service as a member of our audit committee. Mr. Schochet received an aggregate amount of $55,000 during 2018.

•                  Mr. Crane received cash compensation of $5,000 for his service as a member of our compensation committee. Mr. Crane received an aggregate amount of $55,000 during 2018.

•                  Mr. Feiner received cash compensation of $5,000 for his service as a member of our compensation committee. Mr. Feiner received an aggregate amount of $55,000 during 2018.

•                  Mr. Grotting received cash compensation of $5,000 for his service as a member of our compensation committee. Mr. Grotting received an aggregate amount of $55,000 during 2018.

Stock Option Compensation

On May 4, 2016, Mr. Workman, Mr. Schochet, Mr. Crane, Mr. Feiner and Mr. Grotting each received a grant of 50,000 nonqualified stock options for the purchase of shares of common stock of Agiliti Holdco, Inc. at a price of $1.02 per share pursuant to the 2007 Stock Option Plan for his service as an independent director. These stock options vested over a two-year period of service with 50% of the grant vesting on December 31 each year.

On March 8, 2017, Mr. Workman, Mr. Schochet, Mr. Crane, Mr. Feiner and Mr. Grotting each received a grant of 50,000 nonqualified stock options for the purchase of shares of common stock of Agiliti Holdco, Inc. at a price of $1.19 per share pursuant to the 2007 Stock Option Plan for his service as an independent director. These stock options vested over a two-year period of service with 50% of the grant vesting on December 31 each year.

On March 7, 2018, Mr. Workman, Mr. Schochet, Mr. Crane, Mr. Feiner and Mr. Grotting each received a grant of 50,000 nonqualified stock options for the purchase of shares of common stock of Agiliti Holdco, Inc. at a price of $1.87 per share pursuant to the 2007 Stock Option Plan for his service as an independent director. These stock options vested over a two-year period of service with 50% of the grant vesting on December 31 each year.

In connection with the Business Combination a percentage of these options were assumed by Agiliti and are now options to purchase common stock of Agiliti at a weighted exercise price of $2.13 per share.

The 2007 Stock Option Plan is discussed in detail under the caption “2007 Stock Option Plan” above.

2018 Director Compensation Table

The table below summarized the compensation paid by us to directors for the fiscal year ended December 31, 2018:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
John L. Workman	$80,000	$9,955	$89,955
Barry Schochet	55,000	9,955	64,955
Bret D. Bowerman	—	—	—
David Crane	55,000	9,955	64,955
Michael C. Feiner	55,000	9,955	64,955
Robert Juneja	—	—	—
John B. Grotting	55,000	9,955	64,955
Keith Zadourian	—	—	—

(1)                                 Only the members of our board of directors who are independent for compensation purposes receive compensation for their service as directors.

(2)                                 The amount in the “Fees Earned or Paid in Cash” column for Mr. Workman, Mr. Schochet, Mr. Crane, Mr. Feiner and Mr. Grotting represents retainer and committee fees as discussed in detail under the caption  “2018 Cash Compensation”

(3)                                 The amounts in the “Option Awards” column reflect the fair value, determined in accordance with ASC Topic 718, of awards granted pursuant to the 2007 Stock Option Plan. As of December 31, 2018, Mr. Workman had 324,998 options outstanding and exercisable under the 2007 Stock Option Plan. As of December 31, 2018, Mr. Schochet, Mr. Crane and Mr. Grotting, each had 425,000 options outstanding and exercisable under the 2007 Stock Option Plan. As of December 31, 2018, Mr. Feiner had 125,000 options outstanding and exercisable under the 2007 Stock Option Plan. In connection with the Business Combination a percentage of these options were assumed by Agiliti and are now options to purchase common stock of Agiliti at a weighted exercise price of $2.13 per share.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, the directors serving on the compensation committee of our board of directors were Mr. Juneja, Mr. Crane, Mr. Grotting and Mr. Feiner, none of whom has served as an officer or employee of Agiliti.

Our board of directors has considered the compensation policies and practices that are generally applicable to all employees, including our non-executive officers, and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.